Filed Pursuant to Rule 433
                                                     Registration No. 333-138510

                                                              September 14, 2007

                    Central Hudson Gas & Electric Corporation

                           Medium-Term Notes, Series F

                    $33,000,000 6.028% due September 1, 2017

                                   Term Sheet

Issuer:                    Central Hudson Gas & Electric Corporation

Market Type:               Senior Unsecured MTN

Ratings:                   A2/A/A

Principal Amount:          $33,000,000

Trade Date:                September 14, 2007

Settlement Date:           September 19, 2007

Final Maturity:            September 1, 2017

Interest Payment Dates:    May 1 and November 1, and at maturity

1st Coupon Payment Date:   May 1, 2008

Coupon:                    6.028%

US Treasury Benchmark:     UST 4.75% due August 15, 2017

US Treasury Yield:         4.478%

Business day convention:   30/360

Re-offer Price:            100%

Redemption:                100%

Denomination:              $1,000 x $1,000

Joint Bookrunners:    Banc of America Securities LLC            $11,000,000
                      J.P. Morgan Securities Inc.               $11,000,000
                      KeyBanc Capital Markets Inc.              $11,000,000

CUSIP: 15361G AR6

The security ratings above are not a recommendation to buy, sell or hold the securities hereby. The ratings may be subject to revision or withdrawal at any time by Moody's Investors Service, Standard & Poor's Ratings Services and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 at Banc of America Securities LLC, 1- 212-834-4533 at J.P. Morgan Securities Inc., and 1-866-227-6479 at
KeyBanc Capital Markets Inc.